Exhibit 99.9(c)


               AMENDMENT TO SUB-ADMINISTRATIVE SERVICES AGREEMENT

        This AMENDMENT dated this first day of May, 1998 hereby amends the Sub-Administrative Services Agreement (the "Agreement") dated July 1, 1996 made by and among The PBHG Funds, Inc., a Maryland corporation ("PBHG Funds"), PBHG Fund Services, a Pennsylvania business trust (the "Administrator"), and SEI Fund Resources, a Delaware business trust ("SEI"); (collectively, the "Parties").

                                   WITNESSETH

        WHEREAS PBHG Funds operates as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

        WHEREAS pursuant to its articles of incorporation PBHG Funds offers separate series of shares representing interests in separate investment portfolios (the "Portfolios") as set forth on Schedule "A" attached hereto; and

        WHEREAS under the terms of the Agreement, SEI provides certain services to PBHG Funds on behalf of the Administrator; and

        WHEREAS the Administrator and SEI hereby amend the Agreement as set forth below.

        NOW THEREFORE in consideration of the premises and mutual covenants and agreements hereunder and for good and valuable and consideration the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation by Reference

        The terms of the Agreement are hereby incorporated into and hereby become part of this Amendment provided if any such term or terms of the Agreement is/are in conflict with any term or terms of this Amendment, this Amendment shall control the contractual obligations of the Parties.

2. Duration and Termination of this Amendment. The terms of this Amendment shall become effective on May 1, 1998 and shall continue and remain in effect until December 31, 2000 (the "Initial Term"). After the Initial Term, the terms of this Amendment shall continue on a year to year basis (a "Renewal Term") subject to further amendment or termination. After the Initial Term, this Amendment may be terminated as follows: (a) by the mutual written agreement of the Parties;
(b) by either Party on 90 days' written notice as of the end of the Initial Term or the end of any Renewal Term; (c) by either Party hereto on such date as is specified by written notice given by the terminating Party, in the event of a material breach of this Amendment by the other Party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of SEI; or (e) upon the liquidation of PBHG Funds or any Portfolio thereof, as the case may be. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of SEI, PBHG Funds or of a Portfolio thereof are sold or otherwise disposed of and the proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the particular entity.

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3. Year 2000 Warranty. SEI warrants that all software code owned or under control by it, used in the performance of its obligations hereunder will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to
(a) date and data century recognition; (b) calculations which accommodate same- and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to PBHG Funds or the Administrator.

4. Compensation of SEI. In compensation for the services provided to PBHG Funds, the Administrator agrees to pay to SEI fees based upon the greater sum (higher value) which results from making the following calculations:

o A. Asset based fee calculated upon the combined assets of PBHG Funds, PBHG Insurance Series Fund, Inc. and PBHG Advisor Funds, Inc. (the "Companies") at the rate of

   0.040% on the first $2.5 Billion of combined assets
   0.025% on the next $7.5 Billion of combined assets
   0.020% on combined assets in excess of $10 Billion.

o B. A fee based on the aggregate number of Portfolios and classes of each Portfolio of the Companies calculated at the sum of

   $35,000.00 per Portfolio, plus
   $5,000 per additional class of shares of each Portfolio.

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers duly authorized on the day and year first written above.

THE PBHG FUNDS, INC.                          PBHG FUND SERVICES

BY: ____________________________________      BY: ______________________________

TITLE: _________________________________      TITLE: ___________________________


SEI FUND RESOURCES


BY: ____________________________________

TITLE: _________________________________

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                                                                      SCHEDULE A

        The Following Portfolios are included under the terms of this Amendment:

                1. PBHG Growth Fund
                2. PBHG Emerging Growth Fund
                3. PBHG Large-Cap Growth Fund
                4. PBHG Select Equity Fund
                5. PBHG Core Growth Fund
                6. PBHG Limited Fund
                7. PBHG Large Cap 20 Fund
                8. PBHG Large Cap Value Fund
                9. PBHG Mid-Cap Value Fund
               10. PBHG Small Cap Value Fund
               11. PBHG International Fund
               12. PBHG Cash Reserves Fund
               13. PBHG Technology & Communications Fund
               14. PBHG Strategic Small Company Fund